    As filed with the Securities and Exchange Commission on October 6, 1997
                                                  Registration No. 333-_______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                              Source Media, Inc..
             (Exact name of registrant as specified in its charter)

          Delaware                                       13-3700438
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)


                             8140 Walnut Hill Lane
                                   Suite 1000
                              Dallas, Texas 75231
                                 (214) 890-9050

              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               -----------------

                               Timothy P. Peters
                           Chairman of the Board and
                            Chief Executive Officer
                               Source Media, Inc.
                       8140 Walnut Hill Lane, Suite 1000
                              Dallas, Texas 75231
                                 (214) 890-9050

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

        Approximate date of commencement of proposed sale to the public:
          From time to time after this registration statement becomes effective as determined by market conditions.

                               -----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

TITLE OF EACH CLASS OF                                                      PROPOSED MAXIMUM
   SECURITIES TO BE           AMOUNT TO BE          PROPOSED MAXIMUM       AGGREGATE OFFERING     AMOUNT OF REGISTRATION
      REGISTERED               REGISTERED        OFFERING PRICE PER UNIT        PRICE (1)                  FEE
----------------------        ------------       -----------------------   ------------------     ----------------------
  Common Stock, $.001            33,000                  $12.00                 $396,000                   $120
  par value per share

(1) Calculated pursuant to Rule 457(c), based upon the average of the bid and asked prices for the Common Stock on September 30, 1997.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997


PROSPECTUS




                                 33,000 SHARES
                               SOURCE MEDIA, INC.

                                  COMMON STOCK

         All the 33,000 shares (the "Shares") of Common Stock, $.001 par value per share ("Common Stock"), of Source Media, Inc., a Delaware corporation ("Source" or the "Company"), offered hereby are being offered for the account of a certain stockholder of the Company (the "Selling Shareholder"). The Company will receive none of the proceeds from sales of the Shares.

         The Common Stock is listed on the NASDAQ National Market System (the "NASDAQ") under the symbol "SRCM". On September 30, 1997, the closing price of the Common Stock on the NASDAQ was $12.00 per share.

         The Shares may be sold from time to time by the Selling Shareholder. Such sales may be made on the NASDAQ or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. See "Plan of Distribution".

         The Company has agreed with the Selling Shareholder to register the Shares offered hereby. The Company has also agreed to pay all fees and expenses incident to such registration, other than any underwriting discounts, any selling commissions payable in respect of sales of the Shares or any expenses incurred by the Selling Shareholder to retain any counsel, accountant or other advisor; all of which will be paid by the Selling Shareholder. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $15,000. The Company has agreed with the Selling Shareholder to keep the Registration Statement (as hereinafter defined), of which this Prospectus is a part, effective for a period of at least 14 days from the effective date of this Prospectus.

                               -----------------

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                               -----------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                 The date of this Prospectus is ________, 1997.

         No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby (including all amendments or supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-21894) pursuant to the Exchange Act are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (2) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

         (3) The Company's Current Report on Form 8-K dated January 19, 1997 (Date of Event: January 14, 1997); and

         (4) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents or information that has been incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Maryann Walsh, General Counsel, Source Media, Inc., 8140 Walnut Hill Lane, Suite 1000, Dallas, Texas 75231, Telephone (214) 890-9050.


                                  THE COMPANY

         Source is a provider of information and services to consumers through the television and telephone. In September 1996, in Colorado Springs, Colorado, Source commercially introduced the Interactive Channel, its television programming service which provides a range of on-demand information and services to consumers utilizing cable television and telephone lines. In November 1996, Source also commercially introduced the Interactive Channel in Denton, Texas. Source utilizes the interactive television system of its Interactive Channel Technologies Inc. ("ICT") subsidiary to deliver the Interactive Channel. Source has announced distribution agreements for the Interactive Channel with three cable operators, Marcus Cable Company, L.P., Cablevision Systems Corporation and Century Communications Corporation, and is currently offering the Interactive Channel on the systems of two of these operators. The Interactive Channel offers over 60 interactive programs including on demand local and national news, sports and weather, home shopping with companies such as J.C. Penney, Hallmark Connections and Waldenbooks, interactive Yellow Pages, television and movie guides, travel information and games.

         Since 1988, Source has been delivering audiotex information to consumers over the touch-tone telephone. Through its IT Network telephone business (the "Telephone Division"), Source provides consumers with information on demand, such as news, weather and sports, together with topical information for health, legal and other matters of consumer interest. The Telephone Division's principal business product, called the Network Guide, consists of approximately 800 specific information topics listed in a stand-alone insert generally bound in the front of Yellow Pages directories distributed by certain Regional Bell Operating Companies ("RBOCs") or other Yellow Pages publishers.

         Source's future performance will depend substantially on its ability to manage change in its businesses and operations, to respond to competitive developments, to upgrade its technologies and programming, to commercialize products and services incorporating such upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses.

         The Company's operations are conducted through its subsidiaries, IT Network, Inc. ("IT") and ICT. IT was incorporated in Colorado on July 19, 1988 and reincorporated in Texas in 1991. On June 23, 1995, IT merged with a wholly-owned subsidiary of HB Communications Acquisition Corp. ("HBAC"), a public company formed in Delaware for the purpose of acquiring a company engaged in the communications industry, with IT surviving as a wholly-owned subsidiary of HBAC (the "Merger"). In connection with the Merger, HBAC changed its name to Source Media, Inc. Pursuant to the Merger, the outstanding common stock and preferred stock of IT was converted into Common Stock of Source. On January 14, 1997, Source acquired all of the outstanding shares of ICT that it did not already own through a Canadian procedure known as a Plan of Arrangement. ICT owns the patented technology utilized by Source for the Interactive Channel and provides research and development services for Source.

         The Company is a Delaware corporation whose principal executive offices are located at 8140 Walnut Hill Lane, Suite 1000, Dallas, Texas 75231, and whose telephone number is (214) 890-9050.


                              RECENT DEVELOPMENTS

THE BRITE VOICE ACQUISITION

         On September 23, 1997, the Company entered into an agreement with Brite Voice to purchase substantially all of the assets of Brite Electronic Publishing, Brite Voice's audiotex service and information division (the
"Brite Voice Acquisition"). The purchase price is $35.0 million in cash. The principal assets to be acquired by the Company are certain contract rights, customer lists and equipment. Brite Voice has agreed that, if the Brite Voice Acquisition is consummated, it will not compete with the Company or solicit the Company's customers for a period of three years from the closing of the Brite Voice Acquisition. The asset purchase agreement relating to the Brite Voice Acquisition contains certain representations and warranties and limited rights of indemnification from Brite Voice. The closing of the Brite Voice Acquisition is contingent upon, among other things, the Company's success in obtaining sufficient capital market debt financing.

THE VOICE NEWS NETWORK (VNN) ACQUISITION

         On September 30, 1997, the Company entered into an agreement with Voice News Network, Inc., a division of Tribune Media Services, a unit of Tribune Company, to purchase substantially all of its assets. The purchase price is $9.0 million in cash. The principal assets to be acquired by the Company are the existing contracts for the Voice News Network's interactive audio network with certain newspapers. The asset purchase agreement relating to the VNN Acquisition contains certain representations and warranties. The closing of the VNN Acquisition requires, among other things, the Company to obtain sufficient capital market debt financing.

WAIVER OF COVENANT IN SENIOR NOTE AGREEMENT

         At September 30, 1997 the Company was not in compliance with the net cash covenant contained in its senior note agreement. The Company has obtained a waiver of this covenant effective until January 1, 1998.


                                  RISK FACTORS

         Any investment in the Common Stock involves a high degree of risk. Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Offering Memorandum. This Offering Memorandum contains forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "intend," "plan," "anticipate," "estimate" thereon or comparable terminology. Actual results may differ materially from those projected in the forward-looking statements as a result of any number of factors, including risk factors set forth below.

HISTORICAL AND PROJECTED LOSSES. The Company has reported an operating loss and a net loss in each year since its inception, including an operating loss of $14.0 million and a net loss of $13.9 million in the year ended December 31, 1996. The Company's operating losses were experienced in the Interactive Channel, which is in the initial launch phase, while the Company's Telephone Division reached a break-even position. As a result of these losses, the Company had an accumulated deficit of $56.9 million at December 31, 1996. The Company expects to continue to incur substantial operating losses through 1998 and may incur substantial operating losses thereafter. There can be no assurance that the Company will be able to operate profitably at any time.

EVOLVING NATURE OF BUSINESS. The on-line information and services industry is experiencing rapid change. Products or technologies developed by others could render obsolete or otherwise significantly diminish the value of the Company's technology, the Interactive Channel or the Telephone Division. The Company's future performance will depend substantially on its ability to respond to competitive developments, to upgrade its technologies and programming, to commercialize products and services incorporating upgraded technologies and programming and to adapt its operational and financial control systems as necessary to respond to continuing changes in its businesses.
There can be no assurance that the Company will be successful in these efforts.

ACCESS TO CHANNELS ON CABLE SYSTEMS AND UNCERTAINTY OF SUBSCRIBER ACCEPTANCE. The Company's ability to offer the Interactive Channel on any cable television system depends on obtaining an agreement from the cable system operator on terms satisfactory to the Company. There is intense competition among suppliers of programming for access to channels. The Company currently has three agreements in place with cable system operators and is providing programming in Colorado Springs, Colorado and Denton, Texas. The Company is in active discussions to obtain channel access for the Interactive Channel with other cable systems.

         Even if the Company does have channel access, there can be no assurance that a significant market for on-demand interactive television will develop or that cable subscribers will use the television as a source of on-demand information and services. In addition, the Interactive Channel will be competing with other on-demand information and entertainment sources. This competition includes services offering access to the Internet through the television. There can be no assurance that the Interactive Channel will prove more desirable than such services or sufficiently desirable to cable subscribers to induce them to pay a subscription fee for the Interactive Channel. If the Interactive

Channel does not achieve market acceptance, Source will be unable to implement its business strategy and Source's business will be materially adversely affected.

AVAILABILITY OF PROGRAMMING. The success of the Interactive Channel is highly dependent on the availability of high-quality programming applications that appeal to the Interactive Channel's subscribers. The Company depends on independent programming sources, such as third-party suppliers, local media, retailers and information service providers, to create, produce and update the programming disseminated on the Interactive Channel at no, or minimal, cost to the Company. There can be no assurance that Source will succeed in attracting and retaining such independent programming sources. If independent programming sources do not develop high quality, up-to-date information, shopping, entertainment and other programming applications that are capable of being delivered on the Interactive Channel and that appeal to subscribers, or if such suppliers are unwilling to provide such applications to Source on terms favorable to Source, Source would have to increase the extent to which it supplements these independent programming services with its internal programming, which would increase the cost of operating the Interactive Channel.

RELIANCE UPON PROPRIETARY TECHNOLOGY. Source often enters into confidentiality or license agreements with certain of its employees, consultants and other outside parties, and generally seeks to control access to and distribution of its proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use Source's products or technology without authorization, or to independently develop similar products and technology. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by Source will prevent misappropriation of its technology or that additional litigation will not be necessary in the future to enforce Source's intellectual property rights, to protect Source's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in the invalidation of Source's proprietary rights and, in any event, could result in substantial costs and diversion of management time, either of which could have a material adverse effect on Source's business.

RELIANCE ON YELLOW PAGES DISTRIBUTION CHANNEL. The Company's Telephone Division is currently dependent on the Company's ability to distribute its printed menu of available programming topics in certain of the Yellow Pages directories published by the Company's contractually established publishing partners, including several of the seven RBOCs. If the Company is unable to renew its current agreements, or to enter into new agreements with its publishing partners, and particularly the RBOCs, on financial terms as favorable as the present agreements, its business and financial condition would be materially and adversely affected.

UNCERTAINTY OF ALTERNATIVE REVENUE SOURCES. Historically, a significant portion of the Company's monetary revenues has been generated from the sale of advertising sponsorships in connection with its programming for the Telephone Division. The future success of the Telephone Division depends not only on maintaining these sources of advertising revenue, but also on adding new sources of revenue, such as fees from consumer transactions and sales agency fees.

HOLDING COMPANY STRUCTURE; CHANGE OF CONTROL. The Company is a holding company with no business operations of its own. The Company's only material assets are the direct and indirect equity interests in its subsidiaries, through which the Company conducts its business operations. Accordingly, the Company will be dependent upon the earnings and cash flows of, and dividends and distributions from, its direct and indirect equity interest in its subsidiaries to pay its expenses, meet its obligations and pay interest and principal on current and future debt. There can be no assurance that these direct and indirect equity interests in the Company's subsidiaries will generate sufficient earnings and cash flows to pay dividends to distribute funds to the Company or to enable the Company to pay its expenses and meet its obligations to pay interest and principal on its current and future debt.

RELIANCE ON KEY PERSONNEL. The Company's future performance depends in large part on the services of certain executive officers and other key personnel, the loss of any one of which could be detrimental to the Company's success. In addition, for the Company to implement its strategy and continued development and growth, it will be necessary for the Company to attract and retain qualified personnel in all areas.

COMPETITION. In an industry characterized by extensive capital requirements and rapid technological change, Source faces potential competition for the acceptance of its on-line programming and services from a number of companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than Source and may be in a better position to compete in the industry. In addition, Source faces competition for advertiser revenues from other media, including radio, television, newspapers, and magazines. Source believes that for the foreseeable future public access to on-line television will generally be through cable system operators. Accordingly, Source must compete with other providers of television programming to establish relationships with cable system operators to gain channel access.

GOVERNMENT REGULATION. The telecommunications and cable television industries are subject to extensive regulation by federal, state and local governmental agencies. Existing regulations were substantially affected by the passage of the Telecommunications Act of 1996 ("1996 Telecom Act") in February 1996, which allowed cable television companies and telephone companies both to enter and participate in new lines of business. This introduced the possibility of new, non-traditional competition for both cable television and telephone companies and resulted in greater potential competition for Source. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that will be encountered by Source. In addition, future regulations may prevent Source from generating revenues from sales of database information about consumers obtained by Source from its television and telephone business. These competitive developments, as well as other regulatory requirements relating to privacy issues, may have a material adverse effect on Source's business.


                              SELLING SHAREHOLDER


         The following table sets forth certain information with respect to the ownership of the Common Stock, as of September 30, 1997, and as adjusted to reflect the sale of the Shares offered hereby by the Selling Shareholder. Except as otherwise indicated, the Selling Shareholder has sole voting and investment power with respect to all shares indicated as being beneficially owned by such person.


                                       Ownership of                                          Ownership of
                                   Common Stock Before          Number of Shares          Common Stock After
                                       the Offering               Being Offered            the Offering(1)
                                   -------------------          ----------------          ------------------
                                Number of                                              Number of
            Name                 Shares          Percent                                Shares         Percent
            ----                --------         -------                               --------        -------
Dykema Gossett PLLC(2)            33,000            *                  33,000              0              --

---------------------------
*     Represents less than 1% of outstanding Common Stock.

(1)   Assumes that all Shares being offered are sold.


(2) The shares being offered by Dykema Gossett PLLC as trustee for the benefit of William T. Little individually and as trustee of the William
      T. Little Revocable Trust ("Little") were received by Little from the Company as part of a legal settlement. In connection with the settlement, the Company also entered into the Settlement Agreement and Release dated September 9, 1997 (the "Little Agreement") with Little pursuant to which Little was accorded certain registration rights with respect to such shares. The Company has registered such shares for sale pursuant to this Prospectus as required by the Little Agreement.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholder (including the Selling Shareholder's pledgees, donees or other successors in interest). All sales may be made by the Selling Shareholder on the NASDAQ or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (d) privately negotiated transactions.

         The Selling Shareholder may effect such transactions by selling the Shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the Selling Shareholder, and they may also receive commissions from the purchasers of the Shares for whom they may act as agents. Such discounts or commissions from the Selling Shareholder or such purchasers are not expected to exceed those customary in the types of transactions involved.

         The Company will pay all fees and expenses incident to the registration of the Shares, other than any underwriting discounts, any selling commissions payable in respect of sales of the Shares or any expenses incurred by the Selling Shareholder to retain any counsel, accountant or other advisor; all of which will be paid by the Selling Shareholder. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $15,000. The Company will receive none of the proceeds from sales of the Shares.

         In the event the Shares are offered to the public by the Selling Shareholder, they may be deemed "underwriters" within the meaning of the Securities Act of 1933. Any broker-dealer selling the Shares as agent for a Selling Shareholder and any broker-dealer purchasing and reselling the Shares for its own account may also be deemed an "underwriter".


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of September 30, 1997, there were outstanding 11,460,227 shares of Common Stock. In addition, as of such date there were outstanding warrants and options (including replacement options) entitling the holders thereof to purchase an aggregate of 7,908,406 shares of Common Stock and exchange rights entitling the holder to acquire 206,376 shares of Common Stock.

COMMON SHARES

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors of the Company.

WARRANTS

         The Company has outstanding warrants to purchase an aggregate of 6,663,852 shares of Common Stock. A brief description of such warrants follows.

         Public Warrants. A total of 4,653,000 warrants (the "Public Warrants") are currently outstanding, each of which entitles the registered holder to purchase one-half of a share of Common Stock 2,326,500 shares in the aggregate at a price of $11.00 per share, subject to adjustment in certain circumstances, at any time until 5:00 p.m., New York City time, on June 23, 2000, at which time the Public Warrants will expire. The Company may call the Public Warrants for redemption, in whole or in part at a price of $0.01 per Public Warrant upon not less than 30 days' prior written notice, provided that the last sale price of Common Stock has been at least $20.00 ("Public Warrant Redemption Price") for the 20 consecutive trading days ending on the third business day prior to the date on which the notice of redemption is given. The holders of Public Warrants have exercised rights until the close of business on the date fixed for redemption. The holders of Public Warrants do not have the rights or privileges of holders of Common Stock prior to the exercise of the Public Warrants.

         The exercise price, number of shares of Common Stock issuable on exercise of the Public Warrants and Public Warrant Redemption Price are subject to adjustment in certain circumstances including events of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. The Public Warrants, however, are not subject to adjustment for issuances of Common Stock at a price below their exercise price.

         The Company has the right, in its sole discretion, to decrease the exercise price of the Public Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders and to extend the expiration date of the Public Warrants on five business days prior written notice to the warrantholders.

         The Public Warrants were registered with the Commission under the Securities Act and are currently traded on the OTC. The Company is required to file with the Commission a current registration statement covering the shares of Common Stock issuable upon exercise of such Public Warrants and maintain the effectiveness of such registration statement during the period the Public Warrants are exercisable. To date, the Company has not filed such a registration statement.

         The Company has also issued warrants to Hackman, Baring & Co., Incorporated, entitling Hackman, Baring & Co., Incorporated to purchase 25,000 shares of Common Stock on the same terms as the Public Warrants, except that they are not registered with the Commission.

         Brenner Warrants. Pursuant to an agreement dated January 19, 1994, HBAC issued to Brenner Capital Corporation and its assignees ("Brenner") warrants to purchase 28,302 shares of Common Stock exercisable at a price of $10.60 per share (the "Brenner Warrants"). The Brenner Warrants, which were issued on November 4, 1994, are exercisable until June 23, 1998. The Brenner Warrants contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events including the issuance of shares of Common Stock or other securities convertible into or exercisable for Common Stock at a price per share less than the exercise price of the Brenner Warrants, or the market price of the Common Stock, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. Accordingly, in January 1997, the Brenner Warrants were adjusted to provide for the purchase of 68,493 shares of common stock exercisable at a purchase price of $4.38 per share to reflect the issuance of Common Stock in connection with the ICT acquisition.

         VSD Warrants. Four individuals own warrants to purchase an aggregate of 83,085 shares of Common Stock at an exercise price of $10.80 per share, expiring on February 1, 2001.

         Smith Warrants. The Revocable Trust for Kevin F. Smith, Jr. and James
A. Smith, III owns warrants to purchase 10,079 shares of Common Stock at an exercisable price of $18.60 per share, expiring on February 10, 1998.

         Hartford and Dublind Warrants. The Dublind Partners, Inc., an affiliate of Dublind Securities, Inc., owns warrants to purchase 147,394 shares of Common Stock, and Security Insurance Company of Hartford owns warrants to purchase 105,282 shares of Common Stock, all expiring on December 21, 2002. Pursuant to an agreement entered into with both parties in September 1995, the exercise price of such warrants is $10.50 per share.

         Funding Warrants. In May 1995, IT issued warrants to purchase an aggregate of 1,034,687 shares of Common Stock at an exercise price of $7.44, exercisable until May 17, 2000 (the "Funding Warrants"). The holders of the Funding Warrants have demand and "piggyback" registration rights with respect to the securities into which the Funding Warrants are exercisable. The Funding Warrants also contain anti-dilution provisions providing for adjustment of the exercise price upon the occurrence of certain events including the issuance of shares of Common Stock or other securities convertible into or exercisable for Common Stock at a price per share less than the exercise price of the Funding Warrants, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. Accordingly, in April 1997, the Funding Warrants were adjusted to provide for the purchase of 1,034,687 shares of Common Stock exercisable at a purchase price of $6.00 per share to reflect the issuance of the Senior Secured Note Warrants.

         Senior Secured Note Warrants. In connection with the issuance of its existing senior secured notes, the Company issued warrants to the noteholders entitling them to purchase 2,500,000 shares of Common Stock at an exercise price of $6.00 per share, expiring on March 31, 2004. The holders of the Senior Secured Note Warrants have demand and "piggyback" registration rights with respect to the securities into which the Senior Secured Note Warrants are exercisable. The Senior Secured Note Warrants also contain anti-dilution provisions providing for adjustment of the exercise price and number of shares upon the occurrence of certain events including the issuance of shares of Common Stock or other securities convertible into or exercisable for Common Stock at a price per share less than the exercise price of the Senior Secured Note Warrants, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. At the option of the Company, interest payments on the existing senior secured notes may be made through the issuance of additional senior notes; however, to the extent interest payments are made through the issuance of additional senior notes, additional warrants to purchase .125 shares of the Company's Common Stock at a purchase price of $6.00 per share must also be issued to the holders of the notes. Accordingly, on September 30, 1997, the Company issued warrants to the noteholders entitling them to purchase 163,333 shares of Common Stock.

         Century and Freedom Warrants. In May 1997, the Company granted warrants to each of its local partners in Colorado Springs, Freedom Communications, Inc. and Century Communications Corporation, to purchase 100,000 shares at an exercise price of $6.41 per share, expiring on May 21, 2000.

CABLESHARE REPLACEMENT OPTIONS

         Pursuant to the Plan of Arrangement, each of the options for ICT Common Shares outstanding at the effective time of the Arrangement between the Company and ICT was exchanged for an option (a "Replacement Option") to purchase shares of Common Stock. The Replacement Options represent the right to purchase 87,229 shares of Common Stock at a weighted average exercise price of $3.99 per share.

POCOCK EXCHANGE RIGHTS

         In September 1992, IT issued certain exchange rights (the "Pocock Exchange Rights") to Terrence H. Pocock pursuant to an agreement (the "Pocock Agreement") between Mr. Pocock and IT and a Canadian subsidiary of IT ("CanSub"). Under the Pocock Agreement, Mr. Pocock exchanged 1,623,409 of Cableshare's Class A Shares and 843,818 of Cableshare's Class B Shares for 1,535,821 Class Y shares of CanSub (the "Class Y Shares"). Mr. Pocock subsequently transferred the Class Y Shares, the Pocock Exchange Rights and certain other rights to his wife. In May

1993, in accordance with the Pocock Agreement, IT loaned Mrs. Pocock $750,000, evidenced by a promissory note due in May 2000, bearing interest at two percent per annum, secured by a pledge of certain of the Class Y Shares and the Pocock Exchange Rights and guaranteed by Mr. Pocock. The Pocock Exchange Rights entitle Mrs. Pocock to exchange the Class Y Shares for 206,376 shares of Common Stock, without additional material consideration to the Company, at any time through February 28, 2000.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services at its Dallas, Texas offices. The transfer agent and registrar for the Public Warrants is Continental Stock Transfer and Trust Company at its principal office in New York, New York.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (the "DGCL") relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of directors' liability, then the liability of directors of the Company shall automatically be limited to the fullest extent provided by law. The Bylaws of the Company also contain provisions to indemnify the directors, officers, employees or other agents. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

         Provisions of the DGCL prohibit "business combinations" between the Company and certain stockholders unless the established requirements are met. Consequently, the business combination provisions of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated with and approved by the Board of Directors.

         Additionally, the following provisions of the Company's Certificate of Incorporation and Bylaws may be considered to have anti-takeover implications:
(a) the ability of the board to increase the number of directors and fill (but only until the next annual meeting of stockholders) the vacancies resulting from such increase; and (b) the ability of the board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for stockholder approval which preferred stock, among other things, may be used to increase voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of shares of Common Stock seeking to obtain control of the Company.

REGISTRATION RIGHTS

         Various stockholders of the Company have certain demand and "piggyback" registration rights with respect to a total of 1,502,704 shares of Common Stock. In addition, the Company has granted demand and "piggyback" registration rights to the holders of warrants and the Pocock Exchange Rights with respect to the shares of Common Stock underlying such warrants and the 206,376 shares of Common Stock underlying the Pocock Exchange rights.


                                 LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Thompson & Knight, A Professional Corporation, Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of the Company appearing in its Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Any audited financial statements incorporated by reference in the Registration Statement of which this Prospectus is a part will be so incorporated by reference herein in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.    Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses, other than brokerage discounts and commissions, expected to be incurred in connection with the offering of the Shares registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimated.


      Securities and Exchange Commission Registration Fee.........  $   120

      Accounting Fees and Expenses................................  $ 5,000

      Legal Fees and Expenses.....................................  $ 5,000

      Miscellaneous Expenses......................................  $ 4,880
                                                                    -------

                 Total............................................  $15,000
                                                                    =======

--------------
Item 15.   Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Eighth of the Company's Certificate of Incorporation (Exhibit 3.1 hereto) and Section 5.1 of the Company's Bylaws (Exhibit 3.2 hereto) provide for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent, that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The Company's Bylaws permit it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

Item 16.   Exhibits.

          (a)    Exhibits:

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
------                     ----------------------
  4.1    --   Form of Common Stock Certificate (filed as Exhibit 4.1 to
              the Company's Registration Statement on Form S-1 (No. 33-
              97564), and incorporated herein by reference).
  5.1    --   Opinion of Thompson & Knight, P.C., with respect to the
              validity of the Source Common Shares.
  23.1+  --   Consent of Ernst & Young LLP.
  23.2   --   Consent of Thompson & Knight, P.C. (included in Exhibit
              5.1).

-------------
    +    Filed herewith.



Item 17.   Undertakings.

         (a)      Rule 415 Offering

         The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) to reflect in the Prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Acceleration of Effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 6th day of October, 1997.


                                        SOURCE MEDIA, INC.



                                        By: /s/ TIMOTHY P. PETERS
                                            -----------------------------------
                                                Timothy P. Peters
                                            Chairman of the Board and
                                             Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Source Media, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               Signature                                      Title                                     Date
               ---------                                      -----                                     ----
By:         /s/ TIMOTHY P. PETERS                    Chief Executive Officer and                    October 6, 1997
   ------------------------------------------          Chairman of the Board,
              Timothy P. Peters                      (principal executive officer)



By:          /s/ MICHAEL G. PATE                     Chief Financial Officer and                    October 6, 1997
   ------------------------------------------       Treasurer (principal financial
               Michael G. Pate                          and accounting officer)


               Signature                                      Title                       Date
               ---------                                      -----                       ----
By:           /s/ JOHN J. REED                       President and Director           October 6, 1997
   ------------------------------------------
                John J. Reed



By:         /s/ W. SCOTT BEDFORD                     Chief Operating Officer          October 6, 1997
   ------------------------------------------
              W. Scott Bedford



By:          /s/ ROBERT H. ALTER                     Director                         October 6, 1997
   ------------------------------------------
               Robert H. Alter



By:          /s/ ROBERT J. CRESCI                    Director                         October 6, 1997
   ------------------------------------------
              Robert J. Cresci



By:        /s/ JAMES L. GREENWALD                    Director                         October 6, 1997
   ------------------------------------------
             James L. Greenwald



By:         /s/ BARRY RUBENSTEIN                     Director                         October 6, 1997
   ------------------------------------------
              Barry Rubenstein



By:  /s/     DAVID L. KUYKENDALL                     Director                         October 6, 1997
   ------------------------------------------
             David L. Kuykendall



By: /s/    MICHAEL J. MAROCCO                        Director                         October 6, 1997
   ------------------------------------------
             Michael J. Marocco

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
------                       ----------------------
  4.1    --   Form of Common Stock Certificate (filed as Exhibit 4.1 to
              the Company's Registration Statement on Form S-1 (No. 33-
              97564), and incorporated herein by reference).
  5.1    --   Opinion of Thompson & Knight, P.C., with respect to the
              validity of the Source Common Shares.
  23.1+  --   Consent of Ernst & Young LLP.
  23.2   --   Consent of Thompson & Knight, P.C. (included in Exhibit
              5.1).

-------------
    +    Filed herewith.